Exhibit 14.3

C G Singer	T +44 1737 241144
Consulting Actuary	D +44 1737 274192
F +44 1737 241496

Watson House	colin.singer@towerswatson.com
London Road	towerswatson.com
Reigate
Surrey RH2 9PQ
UK

11 March 2015

To the Board of Directors of Prudential plc:

I, C G Singer, consent to be named as the valuation actuary of the Prudential Staff Pension Scheme in the Annual Report on Form 20-F for the year ended 31 December 2014 and the incorporation by reference of references to us in the registration statement (No. 333-199148) on Form F-3 and the registration statements (Nos. 333-172493 and 333-192810) on Form S-8 of Prudential plc.

C G Singer
Fellow of the Institute and Faculty of Actuaries

Towers Watson Limited is registered in England and Wales
Registration number: 5379716, Registered address: Watson House, London Road, Reigate, Surrey RH2 9PQ, UK.
Authorised and regulated by the Financial Conduct Authority.